Exhibit 1

NOTICE OF REDEMPTION PRICE

B.A.T. International Finance p.l.c.

3.500% Guaranteed Notes due 2022

CUSIP Numbers*: 05530QAL4; G08820CJ26

Common Codes*: 124848997; 124849578

ISINs*: US05530QAL41; USG08820CJ26

REDEMPTION DATE: NOVEMBER 8, 2020

NOTICE IS HEREBY GIVEN of the redemption price (the “Redemption Price”) of all of the outstanding 3.500% Guaranteed Notes due 2022 (the “Notes”) issued by B.A.T. International Finance p.l.c., a public limited company incorporated in England and Wales with registration no. 1060930 (the “Company”), which are to be redeemed on November 8, 2020 (the “Redemption Date”) in accordance with Section 4 (Redemption) of the Notes and in accordance with Section 6(f) and Section 13 of the fiscal and paying agency agreement, dated as of June 15, 2015 and as amended, supplemented or otherwise modified (the “Fiscal and Paying Agency Agreement”), among the Company, as issuer, British American Tobacco p.l.c., British American Tobacco Holdings (The Netherlands) B.V., and B.A.T. Netherlands Finance B.V., as guarantors, and Citibank, N.A., London Branch, as fiscal agent, paying agent, transfer agent, and registrar (the “Agent”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Fiscal and Paying Agency Agreement or the Notes, as applicable.

1.          The Redemption Price payment will be made in accordance with Section 4(b) (Redemption) of the Notes.  The Redemption Price will be equal to:

(a) US$244,130,278.47 (approximately US$1,050.47 per US$1,000 principal amount), which has been determined by the Independent Investment Banker as the sum of the present values of the applicable Remaining Scheduled Payments discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate plus 20 basis points, plus (b) accrued and unpaid interest on the principal amount of the Notes to be redeemed to the Redemption Date, which is equal to US$3,231,019.46 (approximately US$13.9028 per US$1,000 principal amount).

2.          Notes to be redeemed must be surrendered to the Fiscal and Paying Agent (Citibank, N.A., London Branch) to collect the Redemption Price. Payment of the Redemption Price will be made on or after the Redemption Date upon presentation and surrender of the Notes to be redeemed to the Agent:

Citibank, N.A., London Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
Attention: Agency and Trust

3.          The redemption of the Notes is being effected pursuant to Section 4 (Redemption) of the Notes and in accordance with Section 6(f) and Section 13 of the Fiscal and Paying Agency Agreement.

4.          From and after the Redemption Date, the Notes called for redemption will cease to bear interest, and the only right of the registered holders of the Notes called for redemption is to receive payment of the Redemption Price including all accrued and unpaid interest to the Redemption Date.

B.A.T. International Finance p.l.c.

Date:  November 5, 2020

*These CUSIP numbers, Common Codes and ISINs are included solely for the convenience of the holders.  Neither the Company nor the Paying Agent shall be responsible for the selection or use of any CUSIP number, Common Code or ISIN, nor is any representation made as to its correctness or accuracy on any Note or as referred to in any redemption notice

Enquiries:

British American Tobacco Press Office: Lydia Meakin / Anna Vickerstaff
+44 (0) 20 7845 2888 (24 hours) | @BATPress

 British American Tobacco Investor Relations: Mike Nightingale / Victoria Buxton / William Houston / John Harney +44 (0) 20 7845 1180/2012/1138/1263

Forward Looking Statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates and the impact of an unfavourable ruling by a tax authority in a disputed area; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; the impact of the COVID-19 pandemic; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and rollout New Categories; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 26 March 2020 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.